Press Release #201523	FOR IMMEDIATE RELEASE	October 14, 2015

Enertopia to showcase V-LoveTM at West Coast Women’s Show

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces V-LoveTM will be presented at the upcoming West Coast Women’s Show in Abbotsford “The Ultimate Girls Weekend”. The show will provide entertainment on five stages including celebrity speakers, fashion shows, cooking demonstrations, wellness and beauty secrets and much more.

Be sure to visit us at booth # 872 at the 15th annual West Coast Women’s Show. The biggest and most popular women’s event in Western Canada is at TRADEX in Abbotsford on October 16, 17 & 18, 2015! Enter your name to win one of three prizes at our booth and come check out our red tag special and much more.

If you were not able to get one of our 10 tickets V-LoveTM offered at CKNW Sunday Night Sex Show hosted by Maureen McGrath, you can still buy tickets online or at any Lower Mainland LONDON DRUGS store and SAVE $2 on Adult Admission or you can buy them at the show for full price. For show information and stage schedules please visit www.westcoastwomen.net.

Last year’s show drew over 25,000 people for the three day event. Enertopia looks forward to its first time with V-LoveTM at this year’s show. Don’t miss out on V-LoveTM and our speaker Maureen McGrath, RN who will be on the Health and Wellness Stage from 4:30PM to 5:15PM Saturday October 17th.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or v-love.co or call Robert McAllister: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning the closing of the Private Placament and anticipated use of proceeds, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release